Exhibit 5.1

March 24, 2026

HSBC Holdings plc

8 Canada Square

London E14 5HQ

Ladies and Gentlemen:

We have acted as special U.S. counsel to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-277306) of U.S.$1,250,000,000 aggregate principal amount of 6.750% Perpetual Subordinated Contingent Convertible Securities (Callable During Any 2031 Securities Optional Redemption Period) (the “2031 Securities”) and U.S.$1,250,000,000 aggregate principal amount of 7.000% Perpetual Subordinated Contingent Convertible Securities (Callable During Any 2036 Securities Optional Redemption Period) (the “2036 Securities” and, together with the 2031 Securities, the “Securities”), to be issued under an indenture dated as of August 1, 2014 (as amended and supplemented through the date hereof, the “Base Indenture”), among the Company, The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), and HSBC Bank USA, National Association (“HSBC Bank USA”), as paying agent and registrar, as supplemented and amended by a nineteenth supplemental indenture, with respect to the 2031 Securities (the “Nineteenth Supplemental Indenture”), and a twentieth supplemental indenture, with respect to the 2036 Securities (the “Twentieth Supplemental Indenture”), each dated as of March 24, 2026 (the Nineteenth Supplemental Indenture and the Twentieth Supplemental Indenture, collectively, the “Supplemental Indentures” and, together with the Base Indenture, as applicable, the “Indenture”), among the Company, the Trustee and HSBC Bank USA, as paying agent, registrar and calculation agent. Such registration statement, as amended as of its most recent effective date (March 17, 2026), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2, 25.3 and 25.4, is herein called the “Registration Statement.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Base Indenture;

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(c)	executed copies of the Supplemental Indentures; and

(d)	copies of the Securities in global registered form (the “Global Securities”) as executed by the Company and authenticated by the Trustee.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Global Securities are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture; provided that we express no opinion as to the validity, binding effect or enforceability of Article V of each of the Nineteenth Supplemental Indenture and the Twentieth Supplemental Indenture (and, in each case, the corresponding provision in the Global Securities) and the provisions of Section 5.03(b) of the Base Indenture (and the corresponding provisions in the Global Securities), which are expressed to be governed by the laws of England and Wales.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. With respect to matters governed by the laws of England and Wales, we have relied on our opinion dated March 24, 2026, as English counsel to the Company, which has been filed as Exhibit 5.2 to the Company’s Form 6-K dated March 24, 2026.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated March 17, 2026 related to the Securities under the heading “Legal Opinions.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

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The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner